As filed with the Securities and Exchange Commission on November 24, 2021

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MoneyLion Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-0849243
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
30 West 21st Street, 9th Floor New York, NY 10010 (212) 380-1735 (Address of Principal Executive Offices)
MoneyLion Inc. Omnibus Incentive Plan MoneyLion Inc. 2021 Employee Stock Purchase Plan (Full title of the plans)

Rick Correia Chief Financial Officer 30 West 21st Street, 9th Floor New York, NY 10010 (212) 380-1735

(Telephone number, Including Area Code, of Agent For Service)

Copies of all correspondence to:

Adam Kaminsky Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A common stock, $0.0001 par value per share (“Common Stock”), which consist of Common Stock outstanding and/or reserved for future issuance pursuant to the following Plans:
−MoneyLion Inc. Omnibus Incentive Plan
• Options outstanding	37,458,547(3)	$0.80(4)	$29,966,837.60	$2,777.93
• Shares available for future issuance	17,712,158	$4.43(5)	$78,464,859.94	$7,273.69
−MoneyLion Inc. 2021 Employee Stock Purchase Plan
• Shares available for future issuance	3,936,035	$4.43(5)	$17,436,635.05	$1,616.38

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) 59,106,740 shares of Class A common stock of MoneyLion Inc. (the “Company” or the “Registrant”) that are authorized for issuance pursuant to the plans set forth in this table (collectively, the “Plans”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers any additional shares of Common Stock that may become issuable under the Plans by reason of any share dividend, share split or other similar transaction.
(2)	Rounded up to the nearest penny.
(3)	Represents shares of Common Stock issuable upon the exercise of stock options issued pursuant to the Omnibus Incentive Plan (the “Omnibus Plan”). In general, to the extent that any awards available under the Omnibus Plan are forfeited, cancelled, terminated or otherwise lapses or if any awards are settled in cash, those shares will again become available for issuance under the Omnibus Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.
(4)	Estimated in accordance with Rules 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of the stock options outstanding under the Omnibus Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on The New York Stock Exchange on November 23, 2021.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Prospectus filed with the Commission on October 20, 2021 pursuant to Rule 424(b)(3) under the Securities Act relating to the Registration Statement on Form S-1/A, as amended (File No. 333-260254), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021;

(c) The Registrant’s Current Reports on Forms 8-K and 8-K/A, filed with the Commission on September 28, 2021, November 10, 2021 and November 16, 2021 (except for any portions of such Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission); and

(d) The description of the Registrant’s capital stock which is contained in the Prospectus filed pursuant to Rule 424(b)(3) on October 20, 2021, including any amendment or supplements thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, the Registrant’s charter provides that a director will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Registrant’s charter provides that it will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant has entered into indemnification agreements with each of its current directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant’s certificate of incorporation provides for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, filed on October 14, 2021)

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, filed on October 14, 2021)
5.1	Opinion of Davis Polk & Wardwell LLP (filed herewith)
23.1	Consent of RSM US LLP, independent registered public accounting firm to MoneyLion Inc. (filed herewith)
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature pages hereto)
99.1	MoneyLion Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K, filed on September 28, 2021)
99.2	MoneyLion Inc. 2021 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed on September 28, 2021)

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii)       To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 24th day of November, 2021.

MONEYLION INC.

By:	/s/ Diwakar Choubey
	Name:	Diwakar Choubey
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

Each of the undersigned, whose signature appears below, hereby constitutes and appoints each of Diwakar Choubey and Richard Correia, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Diwakar Choubey	Chief Executive Officer and Director	November 24, 2021
Diwakar Choubey	(Principal Executive Officer)

/s/ Richard Correia	Chief Financial Officer	November 24, 2021
Richard Correia	(Principal Financial and Accounting Officer)

/s/ John Chrystal	Chairman of the Board	November 24, 2021
John Chrystal

/s/ Gregory DePetris	Director	November 24, 2021
Gregory DePetris

/s/ Chris Sugden	Director	November 24, 2021
Chris Sugden

/s/ Jeffrey Gary	Director	November 24, 2021
Jeffrey Gary

/s/ Lisa Gersh	Director	November 24, 2021
Lisa Gersh

/s/ Matt Derella	Director	November 24, 2021
Matt Derella

/s/ Michael Paull	Director	November 24, 2021
Michael Paull

/s/ Annette Nazareth	Director	November 24, 2021
Annette Nazareth

/s/ Dwight L. Bush	Director	November 24, 2021
Dwight L. Bush